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                                   EXHIBIT 23


                         Consent of Independent Auditors
                         -------------------------------




The Board of Directors
Diebold, Incorporated



We consent to incorporation by reference in the Registration Statement (No.33-32960) on Form S-8 of Diebold, Incorporated of our report dated June 5, 1998 relating to the statements of net assets available for benefits of the Diebold, Incorporated 401(k) Savings Plan as of December 31, 1997 and 1996, and the related statements of changes in net assets available for benefits for the years then ended, which report appears in the December 31, 1997 annual report on Form 11-K of the Diebold, Incorporated 401(k) Savings Plan.









/s/KPMG Peat Marwick LLP
------------------------
KPMG PEAT MARWICK LLP

Cleveland, Ohio
June 24, 1998













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